FOR IMMEDIATE RELEASE

NORDSON ANNOUNCES CHANGES IN EXECUTIVE MANAGEMENT REPORTING

Advanced Technology Segment and Corporate Staff Reporting to be Re-aligned

WESTLAKE, Ohio – September 12, 2007 – Nordson Corporation (Nasdaq: NDSN) today announced planned changes to the leadership of Advanced Technology Systems segment and executive staff.

Effective November 1, 2007, Robert A. Dunn Jr., senior vice president and leader of the company’s Advanced Technology Segment, which includes Asymtek, March Plasma, Nordson UV and Dage-YESTech, will also assume responsibility for Nordson’s EFD and TAH businesses. Peter Lambert, Nordson vice president will report to Dunn in the new consolidated organization and have direct responsibility for the EFD, Dage-YESTech and TAH businesses. Dunn will retain direct responsibility for the Asymtek, March Plasma and Nordson UV businesses and the corporate development function.

Also, in preparation for the planned January 2008 retirement of Peter S. Hellman, president and chief financial and administrative officer, Gregory A. Thaxton will be named vice president, chief financial officer for the corporation, reporting to Edward P. Campbell, effective January 1, 2008. Thaxton was elected vice president, controller in February 2007.

Shelly Peet, vice president, chief information officer and Robert Veillette, vice president, general counsel and secretary, will report to Campbell effective January 1, 2008.

“With the considerable growth in our Advanced Technology portfolio, we are looking to drive revenue synergies across these businesses. The management changes we are making bring the talent and capacity to ensure we will capture the opportunities we see,” said Edward P. Campbell, chairman and chief executive officer. “Peter Hellman has made tremendous contributions to the success of this organization over the past seven years. With the strong team he has developed, we are positioned to transition smoothly with these talented and experienced executives.”

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems used for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has more than 3,900 employees worldwide, and direct operations and sales support offices in 30 countries.

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Contact:	Shelly Peet, vice president, chief information officer
Phone:	440.414.5604
E-mail:	shelly.peet@nordson.com